SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

              INFORMATION STATEMENT PURSUANT TO RULE 13d-1(d) UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO.)*

                               PIONEER OIL AND GAS
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    723826202
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                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[  ]     Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to "filed" for the purpose of Section 18 for the Securities Exchange Act of 1934("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
------------------------------------------------------------------------------

------------------------------------------------------------------------------
CUSIP NO. 723826202
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Don J. Colton
------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [ ]
                                                          (b)  [x]
------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
------------------------------------------------------------------------
       United States
NUMBER OF                (5) SOLE VOTING POWER
SHARES                     897,596
                         -----------------------------------------------
BENEFICIALLY             (6) SHARED VOTING POWER
OWNED BY                   26,000
                         -----------------------------------------------
EACH                     (7) SOLE DISPOSITIVE POWER
REPORTING                           897,596
                         -----------------------------------------------
PERSON WITH              (8) SHARED DISPOSITIVE POWER
                                    26,000
------------------------------------------------------------------------
         (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   923,596
------------------------------------------------------------------------
        (10) CHECK BOX IF THE AGGREGATE AOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES *        [  ]
------------------------------------------------------------------------
        (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.2%
        (12)     TYPE OF REPORTING PERSON*
                 IN
------------------------------------------------------------------------

Schedule 13G of Don J. Colton with respect to Common Stock of Pioneer Oil and Gas (the "Company").

ITEM 1(a) NAME OF ISSUER
Pioneer Oil and Gas

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
1206 W. South Jordan Parkway, Unit B, South Jordan, Utah 84095

ITEM 2(a) NAME OF PERSON FILING:
Don J. Colton

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 1206 W. South Jordan Parkway, Unit B, South Jordan, Utah 84095

ITEM 2(c) CITIZENSHIP:
Don J. Colton is a citizen of the United States of America.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:
Common Stock

ITEM 2(e) CUSIP NUMBER:
723826202

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2B, CHECK WHETHER THE PERSON FILING IS A:

NOT APPLICABLE

ITEM 4. OWNERSHIP.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned: 910,596.

(b) Percent of Class: 11.04%.

(c) Number of shares as to which the person has:

     (i) sole power to vote or to direct the vote 897,596

     (ii) shared power to vote or to direct the vote 26,000

     (iii) sole power to dispose or to direct the disposition of 897,596

     (iv) shared power to dispose or to direct the disposition of 26,000

ITEM 5. OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON
NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. NOT APPLICABLE

ITEM 8. IDENFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
NOT APPLICABLE

ITEM 10. CERTIFICATION
NOT APPLICABLE

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated June 30, 2005

                                /s/ Don J. Colton
                                -----------------
                                  Don J. Colton